EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Reports Fourth Quarter 2018 Results

Sparta, Mich. – January 23, 2019 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,828,000 for the fourth quarter of 2018 compared to $1,367,000 in the same period in 2017. Diluted earnings per share was $0.50 in the fourth quarter of 2018 compared to an adjusted $0.38 per share in the fourth quarter of the prior year. Net income for the year of 2018 was $7,333,000, compared to $6,168,000 in 2017. Diluted earnings per share for the twelve months ended December 31, 2018 was $2.02 compared to an adjusted $1.70 per share for the twelve months ended December 31, 2017. Per share amounts have been adjusted for the 5% stock dividends paid on May 31, 2017 and May 31, 2018.

“We are pleased to report that 2018 was another record year of earnings for ChoiceOne,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “During the fourth quarter, we expanded our community bank franchise into West Michigan by opening two full-service branch offices in high-growth, high-traffic areas – one new location in downtown Grand Rapids and a second location in Rockford. We also experienced positive deposit and loan growth during the fourth quarter.”

Total assets have grown to $670.2 million as of the end of the fourth quarter of 2018 compared to $650.4 million as of September 30, 2018. Net loans grew $7.1 million from September 30, 2018 to December 31, 2018. This loan growth coupled with higher interest rates earned on both the loan and securities portfolios has helped total interest income for the twelve months ended December 31, 2018 to grow $2.5 million or 11.3% compared to the twelve months ended December 31, 2017. ChoiceOne also saw deposit growth during the fourth quarter 2018 of $32.7 million which helped to fund loan growth and decreased borrowings by $15.6 million.

ChoiceOne recorded no provision for loan losses in the fourth quarter of 2018 and nonperforming loans have declined $464,000 year to date 2018, as credit quality continues to remain a focal point for ChoiceOne.

Total noninterest income decreased $455,000 in the fourth quarter of 2018 and $891,000 in the twelve months ended December 31, 2018 compared to the same periods in the prior year. Insurance and investment commissions were the largest component of the decline because of ChoiceOne’s sale of a majority of its investment book of business during the fourth quarter of 2017. Gains on sales of loans have also declined as higher interest rates coupled with a low inventory of homes for sale in ChoiceOne’s market areas have negatively impacted the level of mortgage originations. Partially offsetting these reductions in income were higher customer service charges, gains on sales of securities in 2018 in contrast to losses sustained in 2017, and income from changes in the market value of equity securities in the twelve months ended December 31, 2018 compared to the same period in 2017. The implementation of Accounting Standard 2016-01 effective January 1, 2018 caused changes in the market value of equity securities to be recorded in noninterest income in 2018, in contrast with the treatment in prior years where changes were included in other comprehensive income.

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Total noninterest expense increased $229,000 in the fourth quarter of 2018 and $1.1 million in the twelve months ended December 31, 2018 compared to the same periods in 2017. Much of this increase was caused by higher salaries and benefits expense related to annual wage increases and additional sales and retail staff in preparation for the two new branch locations in 2018. Other noninterest expenses were also higher in the fourth quarter and twelve months ended December 31, 2018 compared to the same periods in the prior year due to growth in loan related costs, advertising and promotional expenses, and other expenses.

ChoiceOne’s income tax expense decreased $556,000 in the fourth quarter of 2018 and $1.2 million for the twelve months ended 2018 compared to the same periods in 2017, which caused the effective tax rate to decline from 28% in 2017 to 14% in 2018. This reduction in expense was due to the Tax Cut and Jobs Act passed in December of 2017.

“Increasing our locations in West Michigan to 14 full-service offices from 12 full-service offices allows us to reach more families and businesses in our broadened footprint,” said Potes. “In addition, we were able to hire more mortgage lenders, commercial loan officers and branch staff to serve our growing customer base. We believe it’s a win-win for ChoiceOne and our communities as we look to further growth.”

About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 14 full-service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2017. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	12/31/2018	9/30/2018	12/31/2017
Cash and Cash Equivalents	$19,690	$14,427	$36,837
Securities	173,016	169,361	159,158
Loans Held For Sale	831	672	1,721
Loans to Other Financial Institutions	20,644	16,238	6,802
Loans, Net of Allowance For Loan Losses	404,401	397,293	394,208
Premises and Equipment	16,010	14,947	12,855
Cash Surrender Value of Life Insurance Policies	14,899	14,803	14,514
Goodwill	13,728	13,728	13,728
Other Assets	6,954	8,894	6,721

Total Assets	$670,173	$650,363	$646,544

Noninterest-bearing Deposits	$153,542	$145,025	$151,462
Interest-bearing Deposits	423,473	399,322	388,391
Borrowings	10,034	25,642	27,416
Other Liabilities	2,647	3,209	2,725

Total Liabilities	589,696	573,198	569,994

Shareholders' Equity	80,477	77,165	76,550

Total Liabilities and Shareholders’ Equity	$670,173	$650,363	$646,544

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Condensed Statements of Income
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In Thousands, Except Per Share Data)	12/31/2018	12/31/2017	12/31/2018	12/31/2017
Interest Income
Loans, including fees	$5,298	$4,807	$20,033	$17,964
Securities and other	1,152	1,024	4,492	4,077
Total Interest Income	6,450	5,831	24,525	22,041

Interest Expense
Deposits	747	328	2,175	1,189
Borrowings	87	111	286	289
Total Interest Expense	834	439	2,461	1,478

Net Interest Income	5,616	5,392	22,064	20,563
Provision for Loan Losses	-	365	35	485

Net Interest Income After Provision for Loan Losses	5,616	5,027	22,029	20,078

Noninterest Income
Customer service charges	1,186	1,054	4,526	4,135
Insurance and investment commissions	104	66	335	826
Gains on sales of loans	231	345	1,003	1,265
Gains on sales of securities	9	(457)	34	(280)
Earnings on life insurance policies	96	99	385	398
Gain on sale of investment book of business	-	908	-	908
Change in market value of equity securities	(90)	-	71	-
Other income	163	139	566	559
Total Noninterest Income	1,699	2,154	6,920	7,811

Noninterest Expense
Salaries and benefits	2,689	2,523	10,997	10,248
Occupancy and equipment	717	797	2,722	2,896
Data processing	560	598	2,204	2,279
Professional fees	511	388	1,349	1,166
Other expenses	847	789	3,189	2,745
Total Noninterest Expense	5,324	5,095	20,461	19,334

Income Before Income Tax	1,991	2,086	8,488	8,555
Income Tax Expense	163	719	1,155	2,387

Net Income	$1,828	$1,367	$7,333	$6,168

Basic Earnings Per Share	$0.51	$0.38	$2.03	$1.70
Diluted Earnings Per Share	$0.50	$0.38	$2.02	$1.70

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